Exhibit 8.1

April 9, 2013

IntercontinentalExchange, Inc.,

2100 RiverEdge Parkway, Suite 500,

Atlanta, Georgia 30328.

Ladies and Gentlemen:

We have acted as counsel to IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), in connection with the planned mergers pursuant to the Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of March 19, 2013, by and among NYSE Euronext, a Delaware corporation (“NYSE”), ICE, IntercontinentalExchange Group, Inc. a Delaware corporation and wholly owned subsidiary of ICE (“Parent”), Braves Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Braves Merger Sub”), and Baseball Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Yankees Merger Sub”). The Agreement provides (i) Braves Merger Sub will be merged with and into ICE, with ICE as the surviving corporation (the “Braves Merger”), and (ii) NYSE will be merged with and into Yankees Merger Sub, with Yankees Merger Sub as the surviving corporation or, in certain circumstances, Yankees Merger Sub will be merged with and into NYSE, with NYSE as the surviving corporation (the “Yankees Merger” and, together with the Braves Merger, the “Mergers”). The Mergers are described in the proxy statement/prospectus and other proxy solicitation materials of Parent and the Company constituting a part thereof (the “Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by Parent (the “Registration Statement”) in connection with the Mergers.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Mergers will be completed in the manner set forth in the Agreement and in the Registration Statement. In rendering this opinion, we have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement; (ii) the statements concerning the Mergers and the parties thereto set forth in the Agreement and Registration Statement are true, complete and correct as of the effective times of the Mergers; and (iii) Parent, ICE and NYSE Euronext and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material United States Federal Income Tax Consequences of the Mergers” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the ICE Merger to U.S. holders of ICE common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & CROMWELL LLP